Exhibit 2.1

EXECUTION VERSION

INTEREST PURCHASE AGREEMENT

BETWEEN

WPCS INTERNATIONAL INCORPORATED

AND

HALCYON COAST INVESTMENT (CANADA) LTD.

Dated as of June 3, 2015

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 3, 2015, is entered into by and between WPCS International Incorporated, a corporation existing under the laws of the State of Delaware (“Seller”) and Halcyon Coast Investment (Canada) Ltd., a corporation existing under the laws of the Province of British Columbia, Canada (“Buyer”). Seller and Buyer are collectively referred to herein as the “Parties” and each a “Party.”

WHEREAS, Seller owns a 60% joint venture interest (the “Equity Interest”) and a 60% profit interest (the “Profits Interest,” together with the Equity Interest, the “Interests”) in Taian AGS Pipeline Construction Co. Ltd., a contractual joint venture established in accordance with the laws of the People’s Republic of China (the “PRC”) and located in the City of Taian, Shandong Province, the PRC (the “Company”);

WHEREAS, the Company specializes in the construction of pipelines for coal gas, natural gas, propane, water, sewer construction projects and technical consulting, post-construction services and other operations as defined in its license (the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests, for the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

The following terms have the meanings specified or referred to in this Article 1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Applicable Law” means all existing and future applicable laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, as any of the foregoing are amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time.

“Articles” shall have the meaning ascribed to such term in Section 4.2 of this Agreement.

“Balance Sheets” shall have the meaning ascribed to such term in Section 4.5 of this Agreement.

“Balance Sheets Date” shall have the meaning ascribed to such term in Section 4.5 of this Agreement.

“Business” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Buyer” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Buyer’s Closing Certificate” means a certificate, dated the Closing Date and signed by an authorized officer of Buyer, to the effect that each of the representations and warranties made by Buyer in this Agreement are true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Buyer has performed and complied in all material respects with all of its obligations and covenants under this Agreement which are to be performed or complied with by it on or prior to the Closing Date.

“Cap” shall have the meaning ascribed to such term in Section 8.4 of this Agreement.

“Certificate of Approval” shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

“Closing” shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

“Closing Cash” shall have the meaning ascribed to such term in Section 2.2(b) of this Agreement.

“Closing Date” shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

“Company” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, sublicenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” shall have the meaning ascribed to such term in Section 8.5(c) of this Agreement.

“Encumbrances” means any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

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“Equity Interest” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Escrow Agent” shall have the meaning ascribed to such term in the Escrow Agreement.

“Escrow Agreement” shall mean that certain Escrow Agreement, by and between Buyer and Seller, substantially in the form of Exhibit A attached hereto.

“Escrowed Funds” shall have the meaning ascribed to such term in Section 2.2(b)(ii) of this Agreement.

“Financial Statements” shall have the meaning ascribed to such term in Section 4.5 of this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnified Party” shall have the meaning ascribed to such term in Section 8.5 of this Agreement.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 8.5 of this Agreement.

“Interests” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Joint Venture Interest Transfer Agreement” shall have the meaning ascribed to such term in Section 6.2(a)(i) of this Agreement.

“JV Contract” shall have the meaning ascribed to such term in Section 4.2 of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any debts, liabilities, commitments or obligations, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed.

“Losses” means any and all losses, liabilities, claims, obligations, penalties, damages, costs and expenses (including all reasonable attorneys’ fees and disbursements and other costs incurred or sustained by an indemnified party in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the indemnified party and the indemnifying party or between the indemnified party and any third party or otherwise), whether or not involving a third-party claim.

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“Material Adverse Effect” means any effect, occurrence, development or change that has had or reasonably could be expected to have within 90 days a materially adverse effect on the business, prospects, assets, liabilities, operations or condition, financial or otherwise, of the Company, taken as a whole, or the ability of the Company or Sellers to consummate the Transaction on a timely basis.

“Material Contracts” shall have the meaning ascribed to such term in Section 4.7(a) of this Agreement.

“Ordinary Course of Business” means any action taken by a Person that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary and usual course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors or stockholder of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Parties” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Potential Acquisitions” shall have the meaning ascribed to such term in Section 6.5 of this Agreement.

“Profits Interest” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

“Registration” shall have the meaning ascribed to such term in Section 6.3 of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” shall have the meaning ascribed to such term in the Recitals of this Agreement.

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“Seller’s Closing Certificate” means a certificate, dated the Closing Date and signed by an authorized officer of Seller, to the effect that each of the representations and warranties made by Seller in this Agreement are true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Seller has performed and complied in all material respects with all of its obligations and covenants under this Agreement which are to be performed or complied with by it on or prior to the Closing Date.

“Tax Liability” shall have the meaning ascribed to such term in Section 6.9 of this Agreement.

“Transaction” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Transaction Documents” means this Agreement, the Joint Venture Interest Transfer Agreement and the Escrow Agreement.

Article 2

PURCHASE AND SALE

Section 2.1           Purchase and Sale. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Interests, for the consideration specified in Section 2.2 (the “Transaction”). For the avoidance of doubt, following the consummation of the Transaction, Buyer shall be entitled to receive from the Company any and all undeclared dividends owed to Seller by the Company as a result of Seller’s ownership of the Interests as of the Closing Date; provided, however, that Seller makes no representations as to such dividends, and Seller shall have no obligation to make any payment to Buyer to the extent that such dividends remain unpaid by the Company.

Section 2.2           Amount of Purchase Price. The aggregate purchase price for the Interests shall be $1,500,000 (the “Purchase Price”), payable as follows:

(a)          Deposit. Upon the execution of this Agreement, Buyer shall pay a deposit of $150,000 (the “Deposit”), by wire transfer of immediately available funds, into an account designated in writing by Seller.

(b)          Payment of Purchase Price. On the Closing Date, Buyer shall:

(i)          pay $1,250,000 (the “Closing Cash”) to Seller by wire transfer of immediately available funds into an account designated in writing by Seller; and

(ii)         deposit or cause to be deposited with the Escrow Agent, by wire transfer of immediately available funds in accordance with the Escrow Agent’s written directions, $100,000, to be held in escrow pursuant to, and disbursed in accordance with, the terms of the Escrow Agreement (the “Escrowed Funds”).

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Article 3

Closing

Section 3.1           Closing Date. Subject to the terms and conditions of this Agreement, the purchase and sale of the Interests provided for in Section 2.1 hereof (the “Closing”) shall be deemed to have occurred when Buyer has received a final Certificate of Approval issued by the Tai’an Bureau of Commerce (泰安市商务局) (the “Certificate of Approval”). The date on which the Closing is deemed to occur is referred to in this Agreement as the “Closing Date”.

Section 3.2           Closing Deliverables.

(a)          At the Closing, Seller shall deliver to Buyer:

(i)          the Seller’s Closing Certificate; and

(ii)         the Escrow Agreement, duly executed by Seller.

(b)          At the Closing, Buyer shall deliver to Seller:

(i)          the Buyer’s Closing Certificate; and

(ii)         the Escrow Agreement, duly executed by Buyer.

Article 4
Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this Article 4 are true and correct as of the date hereof. For purposes of this Article 4, “Seller's knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 4.1           Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the Transaction. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Section 4.2           The Interests. Seller is the sole legal, beneficial, record and equitable owner of the Interests, free and clear of all Encumbrances, other than those restrictions on transfer contained in the Restated and Amended Articles of Association of the Company, dated as of April 6, 2007 (the “Articles”), and the Amended Contractual Joint Venture Contract between Seller and Taian Urban Gas Equipment & Installation Co., Ltd., dated as of April 6, 2007 (the “JV Contract”).

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Section 4.3           Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in, any other Person.

Section 4.4           No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transaction, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Certificate of Incorporation or the Bylaws of Seller or (b) conflict with or result in a violation or breach of any provision of any Law applicable to Seller. Except as set forth on Schedule 4.4, no consents or approvals of any public body or authority, and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are required for the lawful consummation of Transaction, nor will the consummation of the Transaction result in creating, accelerating or increasing any liability of the Company.

Section 4.5           Financial Statements; Undisclosed Liabilities.

(a)          Attached as Schedule 4.5(a) are true and complete copies of the Company’s balance sheet as of March 31, 2015 and the related statements of income and cash flow for the fiscal quarter then ended (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of the Company as of the dates indicated. The balance sheets of the Company as of March 31, 2015 are referred to herein as the “Balance Sheets” and the date thereof as the “Balance Sheets Date.”

(b)          To Seller’s Knowledge, all accounts, books and ledgers related to the Business have been maintained in a consistent manner during the periods represented by the Financial Statements and all subsequent periods, are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

(c)          To Seller’s Knowledge, the Company carries no Liabilities, including guarantees and indemnities by the Company of Liabilities of any other Person, except (i) Liabilities as and to the extent reflected on the Balance Sheets; (ii) Liabilities incurred by the Company in the Ordinary Course of Business since the Balance Sheets Date (none of which is a material Liability for breach of contract, breach of warranty, tort, infringement, claim, lawsuit or other proceeding) and all of which are adequately reflected on the books and records of the Company; (iii) obligations not in default under Contracts entered into by it in the Ordinary Course of Business; and (iv) Liabilities set forth on Schedule 4.5(c).

Section 4.6           Absence of Certain Changes or Events. Since the Balance Sheets Date, to Seller’s Knowledge, the Company has conducted the Business in the Ordinary Course of Business, and has maintained and preserved its organization, goodwill and properties and, except and as to the extent set forth on Schedule 4.6, to Seller’s Knowledge, the Company has not:

(a)          experienced a Material Adverse Effect;

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(b)          issued, granted, redeemed or repurchased any membership interests or any options, warrants, or other rights to acquire any membership interests, or declared, paid or set aside payment for any dividend or other distribution in respect of any of its membership interest;

(c)          entered into any Contract that would constitute a Material Contract or amended any Material Contract;

(d)          transferred, assigned, sold, or otherwise disposed of any material assets shown or reflected in the Balance Sheets, except for the sale of inventory in the Ordinary Course of Business;

(e)          cancelled or settled any debts or claims exceeding $25,000, or amended, terminated or waived any rights with a value in excess of $25,000;

(f)          breached or been alleged to have breached or suffered an acceleration, termination, material modification or cancellation of any Material Contract (or Contract that would have constituted a Material Contract if in effect on the date hereof) or Permit;

(g)          authorized or made any capital expenditure in excess of $25,000;

(h)          mortgaged, pledged or subjected to any lien, charge or other encumbrance any assets material to the Business, tangible or intangible;

(i)          granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent; or

(j)          suffered material damage, destruction or loss, or any material interruption in use, of any of its material assets, whether or not covered by insurance.

Section 4.7           Material Contracts.

(a)          Schedule 4.7 sets forth, to Seller’s Knowledge, a true and complete list of the following Contracts to which the Company is a party or by which it is otherwise bound (“Material Contracts”):

(i)          All joint venture contracts of the Company or its Affiliates relating to the Business;

(ii)         All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company.

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(b)          Except as set forth in Section 4.7, (i) to the knowledge of Seller, all contracts, agreements and commitments of the Company set forth in Schedule 4.7 are valid, binding and in full force and effect, and (ii) neither the Company nor, to the knowledge of Seller, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.

(c)          To the knowledge of Seller, there has not been any event, happening, threat or fact that would lead it to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

Section 4.8           Brokers. Except for Huijuan Wang, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.9           No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 (as modified by the schedules hereto), neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, the Company, the Business or the Transaction, and Seller disclaims any other representations or warranties, whether made by Seller, any affiliate of Seller or any of its officers, managers, employees, agents or Representatives.

Article 5

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article 5 are true and correct as of the date hereof. For purposes of this Article 5, “Buyer's knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due enquiry.

Section 5.1           Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the Transaction. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the Transaction have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.2           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the Transaction, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transaction.

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Section 5.3           Investment Purpose. Buyer acknowledges that the Interests are being acquired in a private offering, and that Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.4           Litigation. There are no legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer, that challenges or seeks to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the Transaction. No event has occurred or circumstances exist that may give rise or serve as a basis for any such action.

Section 5.5           Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article III hereof (as modified by the Schedules hereto as supplemented or amended), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Company and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article 4 hereof (as modified by the Schedules hereto as supplemented or amended). Buyer further represents that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither Seller, nor any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to the Company, the Business or other publications or data room information provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the sale of the Interests and the Transaction. Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation.

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Section 5.6           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article 6
Covenants

Section 6.1           Cooperation. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts, in good faith, to take or cause to be taken all action reasonably necessary or desirable on its part so as to permit consummation of the transactions contemplated by this Agreement on or at the earliest reasonably practicable date including, without limitation, (i) to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Interests and (ii) to obtain the consents or approvals set forth on Schedule 4.4. Seller and Buyer shall each be responsible for one-half of any costs associated with obtaining the consents and approvals set forth on Schedule 4.4. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall cooperate and take such action and execute such other and further documents and instruments of transfer and assumption as reasonably may be requested from time to time after by any other Party to carry out the sale of the Interests as contemplated by and otherwise effectuate the terms and provisions and intent of this Agreement.

Section 6.2           Documents to be Delivered In furtherance of Section 6.1, and in order to obtain the consents or approvals set forth on Schedule 4.4, simultaneously with the execution of this Agreement, the Parties hereto covenant and agree to deliver the following documents:

(a)          Seller shall deliver to Buyer the following:

(i)          a Joint Venture Interest Transfer Agreement, in the form of Exhibit B attached hereto and duly executed by Seller (the “Joint Venture Interest Transfer Agreement”);

(ii)         written resignations of David Allen, Sebastian Giordano, and Tamara Evans as directors of the Company; and

(iii)        such other additional documents to be duly executed by Seller as may be reasonably requested by Buyer in order to effectuate the Transaction (including, without limitation, any other documents required under Applicable Laws to convey the Interests).

(b)          Buyer shall deliver to Seller the following:

(i)          the Joint Venture Interest Transfer Agreement duly executed by Buyer; and

(ii)         such other additional documents to be duly executed by Buyer as may be reasonably requested by Seller in order to effectuate the Transaction (including, without limitation, any other documents required under Applicable Laws to convey the Interests).

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Section 6.3           Registration of the Interests. The Parties covenant and agree to take all commercially reasonable steps to register Buyer’s ownership of the Interests with the State Administration for Industry and Commerce (the “Registration”), at the earliest reasonably practicable date following the issuance of the Certificate of Approval and the payment of the Purchase Price. Buyer (i) covenants and agrees that Buyer shall take no steps to effect, or to cause a third party to effect, the Registration, and (ii) acknowledges and agrees that Seller shall have no obligation to effect, or to cause a third party to effect, the Registration, until such time as the Purchase Price is paid in accordance with Section 2.2(b).

Section 6.4           Access to Information.   From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.5           No Solicitation of Other Bids. From the date hereof until the earliest of (i) the Closing Date, (ii) September 30, 2015 or (iii) the termination of this Agreement, Seller shall not, directly or indirectly, engage in any negotiations concerning, or relating to a proposed sale and purchase of the Interests or the Business (a “Potential Acquisition”), or otherwise knowingly encourage or facilitate any effort or attempt to make or implement a Potential Acquisition.

Section 6.6           Notice of Certain Events. Unless prohibited by Applicable Law, from the date hereof until the Closing, Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, of (i) the occurrence, or failure to occur, of any event known to it which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any material failure of any Party known to such Party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each Party shall use commercially reasonable efforts to remedy such failure. A Party’s receipt of information pursuant to this Section 6.6 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the schedules attached hereto.

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Section 6.7           Publicity. Neither Seller nor Buyer shall issue any press release or public announcement concerning this Agreement or the Transaction without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Buyer or Seller, disclosure is otherwise required by Applicable Law or by the applicable rules of any stock exchange on which Seller lists securities, provided that, to the extent required by Applicable Law, the party intending to make such release shall use its best efforts consistent with such Applicable Law to consult with the other party with respect to the text thereof.

Section 6.8           Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction.

Section 6.9           Transfer Taxes.

(a)          The Purchase Price set forth in Section 2.2 is exclusive of any and all taxes, fees, duties or charges of any kind whatsoever applicable to Seller pursuant to Applicable Law, including but not limited to, enterprise income tax, withholding tax, stamp duties and other local charges (each a “Tax Liability”). The Purchase Price shall be fully paid by Buyer without deduction of any Tax Liability of Seller under Applicable Law. Seller and Buyer shall each be responsible for one-half of (i) any taxes assessed, levied, or otherwise payable to any Governmental Authority in the PRC upon the consummation of the Transaction or the transfer of the Interests and (ii) the cost to prepare any return or documentation that must be filed to properly report the Transaction or transfer of the Interests or pay any such tax. Buyer shall prepare any return or documentation filed under clause (ii) of the previous sentence and shall provide any such return or documentation to Seller no later than 20 business days prior to such time that any such return or documentation must be filed with the appropriate Governmental Authority. Seller shall provide any comments on such return or documentation no later than 15 business days prior to such time that any such return or documentation must be filed with the appropriate Governmental Authority. Buyer shall timely and properly file any such return or documentation with the appropriate Governmental Authority. Within 15 business days upon filing any return or documentation with the appropriate Governmental Authority,Buyer shall provide Seller the corresponding tax payment certificates, or other written documentation, evidencing that each Tax Liability has been duly settled.

(b)          Except as otherwise set forth in Section 6.9(a), Seller and Buyer shall each be responsible for (i) the payment of any taxes assessed, levied, or otherwise payable by such Party to any Governmental Authority upon the consummation of the Transaction or the transfer of the Interests and (ii) the cost to prepare any return or documentation that must be filed to properly report the Transaction or transfer of the Interests or pay any such tax.

(c)          In furtherance of Seller’s obligations under Section 6.9(a), $100,000 of the Purchase Price shall be deposited into an escrow account upon the Closing pursuant to Section 2.2(b)(ii), to be released to Buyer and Seller in accordance with the terms of the Escrow Agreement. Buyer acknowledges and agrees that, notwithstanding Section 6.9(a), Seller shall have no obligation to make any additional payments to Buyer or any Governmental Authority pursuant to this Agreement.

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Article 7

Conditions to Closing

Section 7.1           Conditions to Obligations of Buyer and Seller. No Party shall be obligated to consummate the transactions contemplated by this Agreement if, at or prior to the Closing, a Governmental Authority has enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.2           Conditions to Obligations of Buyer.   The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Seller contained in Section 4.1, Section 4.5, and Section 4.8, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.1, Section 4.5, and Section 4.8shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Schedule 4.4 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

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(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)          Seller shall have delivered to Buyer executed copies of all documents and deliveries set forth in Section 3.2(a).

(g)          Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)          Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)          Buyer shall have received the Certificate of Approval.

Section 7.3           Conditions to Obligations of Seller.   The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Buyer contained in Section 5.1,the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          Buyer shall have delivered to Seller executed copies of all documents and deliveries set forth in Section 3.2(b).

(e)          All approvals, consents and waivers that are listed on Schedule 4.4 shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(f)          Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)          Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)          Buyer shall have received the Certificate of Approval.

Article 8

Indemnification

Section 8.1           Survival. All representations, warranties, covenants and agreements contained in this Agreement (including the Schedules) shall survive the execution and delivery of this Agreement, and the Closing hereunder, for a period of one (1) year after the Closing Date, provided, however, that (a) any such representations and warranties shall survive the time that they would otherwise terminate with respect to claims of which notice has been given as provided in this Agreement prior to such termination; and (b) such time limitation shall not apply to the representations and warranties contained in Section 4.1, Section 4.3, and Section 5.1 which shall survive indefinitely.

Section 8.2           Indemnification by Seller. Subject to the other terms and conditions of this Article 8, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Company), and their respective directors, officers, stockholders, agents, successors and permitted assigns, and shall pay and reimburse the foregoing Persons for, any and all Losses relating to or arising out of:

(a)          any inaccuracy (or alleged inaccuracy if asserted by a third party) representation or warranty of Seller contained in this Agreement or in any certificate or other document delivered by or on behalf of Seller in connection herewith as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and/or

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(b)          any breach of any covenant or other agreement on the part of Seller under this Agreement.

Section 8.3           Indemnification by Buyer. Subject to the other terms and conditions of this Article 8, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, stockholders, agents, successors and permitted assigns, and shall pay and reimburse the foregoing Persons for, any and all Losses relating to or arising out of:

(a)          any inaccuracy (or alleged inaccuracy if asserted by a third party) representation or warranty of Buyer contained in this Agreement or in any certificate or other document delivered by or on behalf of Buyer in connection herewith as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and/or

(b)          any breach of any covenant or other agreement on the part of Buyer under this Agreement.

Section 8.4           Certain Limitations. An indemnifying party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3 unless the aggregate amount of Losses exceeds $25,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses in excess of $25,000. In no event shall the aggregate liability of the indemnifying party with respect to all indemnified party claims for indemnification exceed, in the aggregate, the Purchase Price (the “Cap”); provided, however, that the Basket and the Cap shall not apply if the Indemnifying Party shall have provided information to Buyer or Seller, as the case may be, in connection herewith, or made any representation or warranty contained herein that, in either case, was fraudulent or was known to be inaccurate when made.

Section 8.5           Procedures for Indemnification; Defense. The party making a claim under this Section 8.5 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section 8.5 is referred to as the “Indemnifying Party”.

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(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnifying Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnifying Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnifying Party. The Indemnifying Party shall have the right to participate in, or if it shall have acknowledged in writing its obligation to provide indemnification to the Indemnifying Party in respect thereof, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnifying Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (ii) seeks an injunction or other equitable relief against the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnifying Party. The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnifying Party; provided that if in the reasonable opinion of counsel to the Indemnifying Party, (A) there are legal defenses available to an Indemnifying Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnifying Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnifying Party in each jurisdiction for which the Indemnifying Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnifying Party in writing of its election to defend, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnifying Party may pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).

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(c)          Direct Claims. Any Action by an Indemnifying Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnifying Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnifying Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnifying Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnifying Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnifying Party shall allow the Indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnifying Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnifying Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnifying Party shall be free to pursue such remedies as may be available to the Indemnifying Party on the terms and subject to the provisions of this Agreement.

(d)          Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnifying Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.6           Indemnification in Case of Strict Liability or Indemnifying Party Negligence. The indemnification provisions in this Article 8 shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or legal requirements and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

Section 8.7           Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 8.8           No Extraordinary Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person.

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Section 8.9           Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement, or any covenant or agreement to be performed on or prior to the Closing Date, shall be indemnification in accordance with this Article 8. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth this Article 8. Nothing in this Section 8.9 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Section 8.10         Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article 8 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

Article 9

TERMINATION

Section 9.1           Termination. This Agreement may be terminated:

(a)          At any time on or prior to the Closing Date, by the mutual written consent of the Parties hereto;

(b)          At any time on or prior to the Closing Date, by any Party hereto in writing if the other Party has, in any material respect, breached (a) any material covenant or agreement contained herein or (b) any material representation or warranty contained herein, and in either case (x) such breach has not been cured within ten (10) days after the date on which written notice of such breach is given to the Party committing such breach and (y) such breach would entitle the non-breaching Party not to consummate the Transaction; or

(c)          If the Closing has not occurred by September, 30, 2015, by any Party hereto in writing; provided, however, a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if the Closing has not occurred by such date due to the failure of the terminating Party to perform or observe any of the covenants and agreements set forth herein.

Section 9.2           Effect of Termination.

(a)          In the event this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and have no effect, except that a termination pursuant to Section 9.1(b) shall not relieve the breaching Party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

(b)          In the event that Buyer terminates this Agreement pursuant to Section 9.1(c), Seller shall return the Deposit, less any costs incurred in transferring the Deposit, to Buyer within 5 business days of such termination.

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Article 10

Miscellaneous

Section 10.1         Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction, it being understood that in no event shall the Company bear any of such costs and expenses.

Section 10.2         Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to another must be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) mailed by certified mail, postage prepaid (such mailed notice to be effective three (3) business days after the date it is mailed), (c) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) business day after the date it is sent by courier) or (d) sent by electronically confirmed facsimile or email transmission (such facsimile or email transmission notice to be effective on the date that confirmation of such facsimile or email transmission is received), with a confirmation sent by way of one of the above methods, as follows:

(a)          Buyer:

Halcyon Coast Investment (Canada) Ltd.

2111 Ottawa Avenue

West Vancouver, BC Canada V7V 2S5

Attention: Hai Zheng

Phone: (604) 728-1829

Facsimile: (604) 922-6618

Email: haydnzheng@gmail.com

(b)          Seller:

WPCS International Incorporated

521 Railroad Avenue

Suisun City, CA 94585

Attention: Sebastian Giordano, Interim Chief Executive Officer

Phone: (707) 421-1300

Facsimile: (707) 421-1359

Email: sgiordano@wpcs.com

Copy to (which shall not constitute notice):

K&L Gates LLP

599 Lexington Avenue, Floor 32

New York, New York 10022

Attention: Robert S. Matlin, Esq.

Phone: (212) 536-4066

Facsimile: (212) 536-3901

Email: robert.matlin@klgates.com

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Any Party may designate in a writing to any other Party any other address, facsimile number or email address to which, and any other person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

Section 10.3         Headings. The section headings in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

Section 10.4         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 10.5         Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the exhibits and schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement will control.

Section 10.6         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Buyer (by operation of law or otherwise) without the prior written consent of the other party hereto, and any attempted assignment without the required consents shall be void.

Section 10.7         Currency. Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement are in United States Dollars, and all amounts owing under this Agreement shall be paid in United States Dollars.

Section 10.8         English Language. This Agreement is in the English language only, which shall be the governing language and controlling in all respects. All versions of this Agreement in any other language will be for accommodation only and are not binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

Section 10.9         Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. Any legal suit, action or proceeding arising out of or based upon this Agreement or the Transaction may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

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Section 10.10         Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the Transaction.

Section 10.11         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12         Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

WPCS INTERNATIONAL INCORPORATED

By:
Name: Sebastian Giordano
Title: Interim Chief Executive Officer

Halcyon Coast Investment (CANADA) Ltd.

By:
Name: Hai Zheng
Title: General Manager

[Signature Page to Interest Purchase Agreement]

EXHIBIT A

Escrow Agreement

See attached.

EXHIBIT B

Joint Venture Interest Transfer Agreement

See attached.

Schedule 4.4

Consents

1.          Approval by Tai’an Urban Gas Equipment and Installation Co., Ltd. (“TUGE”) pursuant to the restriction on transfer and the pre-emptive right set forth in Sections 11.1 and 11.3, respectively, of the Amended Contractual Joint Venture Contract between WPCS International Incorporated and Taian Urban Gas Equipment & Installation Co., Ltd., dated as of April 6, 2007, and the restriction on transfer and the pre-emptive right set forth in Sections 17.1 and 17.3, respectively, of the Restated and Amended Articles of Association of the Company, dated as of April 6, 2007.

2.          Approval by the Tai’an Bureau of Commerce (泰安市商务局).

Schedule 4.5(a)

Financial Statements

See attached.

Schedule 4.5(c)

Other Liabilities of the Company

To Seller’s knowledge (i) the Company is obligated to pay to the Company’s key managers a dividend in the approximate amount of $95,000, which is the amount of the declared and undistributed dividend payable to Seller by the Company, and (ii) the dividend will be paid at such time that the Company has sufficient cash to make such dividend payment.

Schedule 4.6

Certain Changes or Events

None.

Schedule 4.7

Material Contracts

i.            Joint Venture Contracts

(1)         Amended Contractual Joint Venture Contract between WPCS International Incorporated and Taian Urban Gas Equipment & Installation Co., Ltd., dated as of April 6, 2007.

(2)         Restated and Amended Articles of Association of Taian AGS Pipeline Construction Co. Ltd., dated as of April 6, 2007.

ii.           Financing Contracts

(1)         Agreement by and between Taian AGS Pipeline Construction Co. Ltd. and the Bank of China, dated August 1, 2014.